Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-265488 on Form S-3 and Registration Statement Nos. 333- 258797, 333- 267508, 333- 274250 and 333- 274249 on Form S-8 of our reports dated February 29, 2024, relating to the financial statements of Plug Power, Inc. and its subsidiaries and the effectiveness of Plug Power, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Rochester, NY

February 29, 2024